INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS RECORD FOURTH QUARTER SALES AND EARNINGS WITH DOUBLE-DIGIT SALES GROWTH FROM EVERY SEGMENT

The company issues earnings guidance with sales and earnings growth expected from all four segments.

AUSTIN, Minn. (Dec. 9, 2021) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the fourth quarter of fiscal 2021. The fourth quarter and full year of 2021 contain an extra week as compared to the prior year. All comparisons are to the fourth quarter of fiscal 2020 unless otherwise noted.

EXECUTIVE SUMMARY - FOURTH QUARTER
•Volume of 1.4 billion lbs., up 14%; organic volume1 up 8%
•Record net sales of $3.5 billion, up 43%; organic net sales1 up 32%
•Operating income of $358 million, up 29%
•Operating margin of 10.4% compared to 11.4% last year
•Effective tax rate of 20.0% compared to 15.9% last year
•Record diluted earnings per share of $0.51, up 19% from $0.43
•Record cash flow from operations of $564 million, up 126%

EXECUTIVE SUMMARY - FISCAL 2021
•Volume of 4.9 billion lbs., up 3%; organic volume1 up 1%
•Record net sales of $11.4 billion, up 19%; organic net sales1 up 14%
•Operating income of $1.1 billion, up 2%
•Operating margin of 9.9% compared to 11.5% last year
•Effective tax rate of 19.3% compared to 18.5% last year
•Diluted earnings per share of $1.66, in line with last year
•Adjusted diluted earnings per share1 of $1.73, up 4%
•Cash flow from operations of $1.0 billion, down 11%

EXECUTIVE COMMENTARY
"We delivered record sales and earnings this quarter with growth from every segment and channel," said Jim Snee, chairman of the board, president and chief executive officer. "I'm extremely proud of how the entire team overcame numerous challenges to post these extraordinary results," Snee said. "This quarter further demonstrates the value of our long-term strategy, the pricing power of our brands and our effective execution in the marketplace."

"For the second consecutive quarter, we delivered the highest quarterly net sales in our company's history," Snee said. "Impressive contributions were made by brands including Applegate®, Columbus®, Fontanini®, Hormel® Bacon 1TM, Jennie-O®, Planters®, SPAM® and many other brands across all our businesses. We posted incredible sales growth of 72% in the foodservice channel, or 33% compared to pre-pandemic levels, which is a result of our differentiated portfolio, dedicated direct sales team and our commitment to the industry throughout the pandemic. Additionally, we continue to drive strong double-digit sales growth in the retail, deli and international channels, led by the strength of our global brands."

"As expected, all four segments delivered margin improvement compared to the third quarter," Snee said. "I credit our experienced management team for successfully executing numerous pricing actions across our portfolio, improving promotional effectiveness and managing to a more profitable mix. Our One Supply Chain team also made significant progress in increasing production throughput and, once again, our production professionals have done heroic work to produce high quality products for our customers. Finally, this quarter marked the seventh consecutive quarter of record profits for our International & Other segment, as we continue to execute our strategy to become a more global company."

STRATEGIC EVOLUTION
"During the past decade, we have made a series of thoughtful decisions to transform Hormel Foods into a global branded food company," Snee said. "Our transformation has been marked by numerous strategic acquisitions and divestitures, deliberate shifts away from commodity products to consumer- and operator-focused products and purposefully integrating areas of our company through initiatives such as One Supply Chain and Project Orion. Our success today is a result of these efforts."

Planters® Snack Nuts Business Integration
"The integration of the Planters® snack nuts business has been very successful, and the business is performing at the high end of our expectations," Snee said. "We anticipate this strength to continue into fiscal 2022 as we launch many new innovative items, refresh the brand and packaging, and further integrate the business into our company. As expected, this acquisition has made a positive impact on our presence in the snacking and entertaining category, and in the convenience store channel."

Jennie-O Turkey Store Transformation
"Turkey and the Jennie-O® brand play an important role in our diversification and growth strategy," Snee said. "To further enhance the growth and profitability for this business, we are embarking on a series of actions to create a more efficient, innovative and demand-oriented turkey portfolio. Our actions are consistent with our long-term strategy to increase our focus on branded value-added products that are aligned with the changing needs of today's customers, consumers and operators, while decreasing our exposure to commodity volatility."

As a result, the company expects to close the Benson Avenue facility, located in Willmar, Minn., in the first half of fiscal 2022. Team members will transition to the newer and larger facility in Willmar, and production will be consolidated into multiple other facilities. The company will also continue to integrate Jennie-O Turkey Store business functions more deeply into the broader Hormel Foods organization.

Pork Supply Chain Optimization
"We have signed a new five-year raw material supply agreement with our supplier in Fremont, Neb. This agreement further optimizes our pork supply chain while matching raw material supply with the needs of our value-added businesses," Snee said. "This action is another step in our strategy to diversify away from commodity business, increase flexibility in our pork supply chain and decrease earnings volatility."

The new agreement will result in a reduced supply of commodity fresh pork, which was previously sold at low- or negative-margins. The company expects a $350 million sales reduction in fiscal 2022. The contract will be effective at the start of calendar year 2022.

FISCAL 2022 GUIDANCE
"The momentum we gained in the third and fourth quarters gives us confidence heading into fiscal 2022, and we expect all four segments to deliver sales and earnings growth," Snee said. "Strength in the

Planters® snack nuts business and organic growth in each segment will drive growth in excess of our long-term growth goals."

"The operating environment remains complex, but continued strong demand across all businesses, improved production throughput and the impact of our pricing actions will be key drivers to growth next year. Our guidance is also supported by the strategic investments we have made, including significant capacity expansions for pizza toppings, dry sausage and bacon."

Fiscal 2022 Outlook*
Net Sales Guidance (in billions)	$11.7 - $12.5
Diluted Earnings per Share Guidance	$1.87 - $2.03
* The company's guidance includes a full year of the Planters® snack nuts business, the impact of the Jennie-O Turkey Store transformation initiatives, the new pork raw material supply agreement, and 52 weeks compared to 53 weeks in fiscal 2021.

DIVIDENDS
"We recently announced a 6% increase to our annual dividend to $1.04 per share, representing the 56th consecutive year in which we've increased our dividend," Snee said. "Our commitment to deliver consistent dividend growth has never been stronger."

Effective Nov. 15, 2021, the company paid its 373rd consecutive quarterly dividend at the annual rate of $0.98 per share.

SEGMENT HIGHLIGHTS – FOURTH QUARTER

Refrigerated Foods

•Volume up 15%; organic volume1 up 13%
• Net sales up 44%; organic net sales1 up 41%
•Segment profit up 25%

The continued recovery in the foodservice industry, numerous pricing actions and strong demand led to significant net sales growth. The foodservice business delivered volume and net sales gains in every category compared to last year. Retail and deli net sales benefited from higher pricing and continued elevated demand for products such as Columbus® grab-and-go items, Hormel® Gatherings® party trays, Hormel® Black Label® bacon, Hormel® pepperoni and Applegate® natural and organic meats. Segment profit increased primarily due to higher foodservice sales. Higher pricing across the portfolio helped mitigate inflationary pressure. Volume, net sales and segment profit continue to be constrained by production labor shortages and supply chain disruptions.

Grocery Products

•Volume up 27%; organic volume1 up 9%
•Net sales up 56%; organic net sales1 up 18%
•Segment profit up 36%

Net sales increased significantly due to the inclusion of the Planters® snack nuts business, higher pricing and organic volume growth from the simple meals and Mexican foods portfolios. Brands such as SPAM®, Hormel® Compleats®, Wholly® and SKIPPY® also contributed to the strong results. Segment profit benefited from improved sales and the addition of the Planters® snack nuts business. Higher pricing across the portfolio helped mitigate inflationary pressure. Volume, net sales and segment profit continue to be constrained by production labor shortages and supply chain disruptions.

Jennie-O Turkey Store

•Volume up 1%
•Net sales up 23%
•Segment profit down 7%

Volume and sales increased as the continued recovery in foodservice, strong demand for Jennie-O® retail items and higher prices across the portfolio more than offset the negative impact from whole bird shipments earlier in the year. Segment profit declined due to higher feed costs and freight expenses.

International & Other

•Volume down 4%; organic volume1 down 6%
•Net sales up 28%; organic net sales1 up 24%
•Segment profit up 16%

Net sales growth was broad-based, driven by strong demand and higher prices for branded exports and improved results in China. Fresh pork exports declined due to labor shortages. All areas of the business delivered growth in segment profits, led by higher export margins and China.

CHANNEL HIGHLIGHTS – FOURTH QUARTER
Demand across all the company's channels remained elevated, as exhibited by double-digit growth compared to the prior year and compared to fiscal 2019. The company benefited from increased volume and pricing actions across many categories and contributions from the Planters® snack nuts business.

	Fourth Quarter Ended		Year Ended
	October 31, 2021 compared to October 25, 2020	October 31, 2021 compared to October 27, 2019	October 31, 2021 compared to October 25, 2020	October 31, 2021 compared to October 27, 2019
Net Sales % change
U.S. Retail	34	44	14	25
U.S. Foodservice	72	33	30	10
U.S. Deli	24	26	12	16
International	34	37	22	29
Total	43	38	19	20

SELECTED FINANCIAL DETAILS - FISCAL 2021

Income Statement
•Operating margin for the full year was 9.9% compared to 11.5% for the previous year. The company was negatively impacted by inflationary pressure on raw materials, freight and operational expenses. Pricing actions to combat these pressures were effective in the back half of the year.
•Selling, general and administrative expenses as a percentage of net sales were 7.5% compared to 7.9%. The impact from record net sales and strategic cost management drove the decline. Additionally, fiscal 2021 selling, general and administrative expenses include $30.3 million in one-time expenses related to the the Planters® snack nuts business acquisition.
•Advertising investments were $139 million compared to $124 million last year.
•The effective tax rate was 19.3% compared to 18.5% last year. The company expects the effective tax rate in fiscal 2022 to be between 20.5 and 22.5%.

Cash Flow Statement
•Cash flow from operations was $1.0 billion, down 11% compared to last year. The decrease was primarily due to higher inventory values caused by inflation in raw materials and supplies.
•The company acquired the Planters® snack nuts business for $3.4 billion during the year.
•Dividends paid to shareholders were $523 million. The company paid its 373rd consecutive quarterly dividend on Nov. 15 at the annual rate of $0.98 per share, a 5% increase over the prior year.
•Capital expenditures were $232 million. The company's target for capital expenditures in fiscal 2022 is $310 million. Large projects in fiscal 2022 include the completion of the pepperoni capacity expansion project, an expansion for our SPAM® family of products, and many other projects to support growth of branded products.
•Share repurchases totaled $20 million, representing 0.5 million shares purchased.
•Depreciation and amortization expense for the full year was $228 million. Depreciation and amortization expense for fiscal 2022 is expected to be approximately $250 million.

Balance Sheet
•The acquisition of the Planters® snack nuts business was financed through a combination of cash on hand of $1.1 billion and long-term debt of $2.3 billion.
•The company is in a strong financial position with ample liquidity, a conservative level of debt and consistent cash flows.
•Cash on hand decreased to $614 million from $1,714 million at the beginning of the year.
•Total long-term debt is $3.3 billion compared to $1.3 billion at the beginning of the year.
•Working capital decreased to $1.5 billion from $2.1 billion at the beginning of the year.

PRESENTATION

A conference call will be webcast at 8 a.m. CST on Dec. 9, 2021. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 1422051. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Dec. 9, 2021, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $11 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 12 years, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the uncertain and rapidly changing COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations at co-manufacturers, suppliers, logistics providers, customers, or other third party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulation and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurements of adjusted operating income, adjusted operating margin, adjusted selling, general and administrative expenses, and adjusted diluted earnings per share are presented to provide investors with additional information to facilitate the comparison of past and present operations. These measurements exclude the impact of the acquisition-related expenses and accounting adjustments related to the acquisition of the Planters® snack nuts business. The tax impact was calculated using the effective tax rate for the quarter in which the expenses and accounting adjustments were incurred.

The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the acquisition of the Planters® snack nuts business (June 2021) in the Grocery Products, Refrigerated Foods and International & Other segments and the Sadler's Smokehouse acquisition (March 2020) in the Refrigerated Foods segment.

The company believes these non-GAAP financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES
In thousands, except per share amounts

ADJUSTED FINANCIAL MEASUREMENTS (NON-GAAP)

	Year Ended
	October 31, 2021			October 25, 2020
	Reported GAAP	Acquisition costs and adjustments	Non-GAAP	Reported GAAP	Non-GAAP % Change
Net Sales	$11,386,189	$—	$11,386,189	$9,608,462	18.5
Cost of Products Sold	9,458,283	(12,900)	9,445,383	7,782,498	21.4
Gross Profit	1,927,906	12,900	1,940,806	1,825,963	6.3
Selling, General and Administrative	853,071	(30,303)	822,768	761,315	8.1
Equity in Earnings of Affiliates	47,763	—	47,763	35,572	34.3
Operating Income	1,122,599	43,203	1,165,802	1,100,220	6.0
Interest and Investment Income (Expense)	46,878	—	46,878	35,596	31.7
Interest Expense	(43,307)	—	(43,307)	(21,069)	105.5
Earnings Before Income Taxes	1,126,170	43,203	1,169,373	1,114,747	4.9
Provision for Income Taxes	217,029	5,975	223,004	206,393	8.0
Net Earnings	909,140	37,228	946,368	908,354	4.2
Less: Net Earnings Attributable to Noncontrolling Interest	301	—	301	272	10.7
Net Earnings Attributable to Hormel Foods Corporation	$908,839	$37,228	$946,067	$908,082	4.2

Diluted Net Earnings Per Share	$1.66	$0.06	$1.73	$1.66	4.2

Operating Margin (% of Net Sales)	9.9%		10.2%	11.5%

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Fourth Quarter Ended
	October 31, 2021			October 25, 2020
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	403,550	(58,665)	344,885	317,743	8.5
Refrigerated Foods	657,488	(10,738)	646,750	572,873	12.9
Jennie-O Turkey Store	240,771	—	240,771	237,435	1.4
International & Other	78,039	(1,838)	76,201	81,383	(6.4)
Total	1,379,848	(71,242)	1,308,606	1,209,434	8.2

Net Sales
Grocery Products	$905,030	$(221,689)	$683,341	$580,617	17.7
Refrigerated Foods	1,888,311	(41,418)	1,846,893	1,308,842	41.1
Jennie-O Turkey Store	459,754	—	459,754	373,471	23.1
International & Other	201,655	(6,346)	195,309	157,175	24.3
Total	$3,454,751	$(269,454)	$3,185,297	$2,420,105	31.6

	Year Ended
	October 31, 2021			October 25, 2020
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	1,340,895	(88,789)	1,252,106	1,281,562	(2.3)
Refrigerated Foods	2,437,217	(22,688)	2,414,529	2,360,571	2.3
Jennie-O Turkey Store	824,184	—	824,184	815,425	1.1
International & Other	330,841	(2,840)	328,001	337,149	(2.7)
Total	4,933,136	(114,316)	4,818,820	4,794,706	0.5

Net Sales
Grocery Products	$2,809,445	$(339,370)	$2,470,075	$2,385,291	3.6
Refrigerated Foods	6,333,410	(97,444)	6,235,966	5,271,061	18.3
Jennie-O Turkey Store	1,495,151	—	1,495,151	1,333,459	12.1
International & Other	748,183	(9,003)	739,180	618,650	19.5
Total	$11,386,189	$(445,817)	$10,940,372	$9,608,462	13.9

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited
In thousands

	Fourth Quarter Ended
	October 31, 2021	October 25, 2020	% Change
Net Sales
Grocery Products	$905,030	$580,617	55.9
Refrigerated Foods	1,888,311	1,308,842	44.3
Jennie-O Turkey Store	459,754	373,471	23.1
International & Other	201,655	157,175	28.3
Total	$3,454,751	$2,420,105	42.8

Segment Profit
Grocery Products	$111,235	$81,642	36.2
Refrigerated Foods	196,819	157,810	24.7
Jennie-O Turkey Store	30,492	32,618	(6.5)
International & Other	31,343	27,047	15.9
Total Segment Profit	369,888	299,116	23.7
Net Unallocated Expense	17,669	20,553	(14.0)
Noncontrolling Interest	12	169	(93.1)
Earnings Before Income Taxes	$352,230	$278,732	26.4

	Year Ended
	October 31, 2021	October 25, 2020	% Change
Net Sales
Grocery Products	$2,809,445	$2,385,291	17.8
Refrigerated Foods	6,333,410	5,271,061	20.2
Jennie-O Turkey Store	1,495,151	1,333,459	12.1
International & Other	748,183	618,650	20.9
Total	$11,386,189	$9,608,462	18.5

Segment Profit
Grocery Products	$382,197	$358,008	6.8
Refrigerated Foods	664,558	609,406	9.1
Jennie-O Turkey Store	76,006	105,585	(28.0)
International & Other	115,943	93,782	23.6
Total Segment Profit	1,238,704	1,166,782	6.2
Net Unallocated Expense	112,836	52,307	115.7
Noncontrolling Interest	301	272	10.8
Earnings Before Income Taxes	$1,126,170	$1,114,747	1.0

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
In thousands, except per share amounts

	Fourth Quarter Ended		Year Ended
	October 31, 2021	October 25, 2020	October 31, 2021	October 25, 2020
Net Sales	$3,454,751	$2,420,105	$11,386,189	$9,608,462
Cost of Products Sold	2,876,669	1,962,340	9,458,283	7,782,498
Gross Profit	578,081	457,765	1,927,906	1,825,963
Selling, General and Administrative	230,441	190,797	853,071	761,315
Equity in Earnings of Affiliates	10,041	9,729	47,763	35,572
Operating Income	357,681	276,697	1,122,599	1,100,220
Interest and Investment Income (Expense)	10,138	10,306	46,878	35,596
Interest Expense	(15,589)	(8,270)	(43,307)	(21,069)
Earnings Before Income Taxes	352,230	278,732	1,126,170	1,114,747
Provision for Income Taxes	70,480	44,207	217,029	206,393
Effective Tax Rate	20.0%	15.9%	19.3%	18.5%
Net Earnings	281,750	234,526	909,140	908,354
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	12	169	301	272
Net Earnings Attributable to Hormel Foods Corporation	$281,738	$234,356	$908,839	$908,082

Net Earnings Per Share
Basic	$0.52	$0.43	$1.68	$1.69
Diluted	$0.51	$0.43	$1.66	$1.66

Weighted-average Shares Outstanding
Basic	542,496	539,726	541,114	538,007
Diluted	547,290	548,029	547,580	546,592

Dividends Declared per Share	$0.2450	$0.2325	$0.9800	$0.9300

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited
In thousands

	October 31, 2021	October 25, 2020
Assets
Cash and Cash Equivalents	$613,530	$1,714,309
Short-term Marketable Securities	21,162	17,338
Accounts Receivable	895,719	702,419
Inventories	1,369,198	1,072,762
Income Taxes Receivable	8,293	41,449
Prepaid Expenses	24,971	18,349
Other Current Assets	14,943	12,438
Total Current Assets	2,947,816	3,579,063

Goodwill	4,929,102	2,612,727
Other Intangibles	1,822,273	1,076,285
Pension Assets	289,096	183,232
Investments In and Receivables From Affiliates	299,019	308,372
Other Assets	299,907	250,382
Net Property, Plant and Equipment	2,109,117	1,898,222
Total Assets	$12,696,329	$9,908,282

Liabilities and Shareholders' Investment
Accounts Payable	$793,310	$644,609
Accrued Expenses	51,192	59,136
Accrued Workers Compensation	27,350	25,070
Accrued Marketing Expenses	114,746	108,502
Employee Related Expenses	241,977	252,845
Taxes Payable	23,520	22,480
Interest and Dividends Payable	154,803	132,632
Current Maturities of Long-term Debt	8,756	258,691
Total Current Liabilities	1,415,654	1,503,965

Long-term Debt - Less Current Maturities	3,315,147	1,044,936
Pension and Post-retirement Benefits	546,362	552,878
Other Long-term Liabilities	162,623	157,399
Deferred Income Taxes	278,183	218,779
Accumulated Other Comprehensive Loss	(277,269)	(395,250)
Other Shareholders' Investment	7,255,630	6,825,576
Total Liabilities and Shareholders' Investment	$12,696,329	$9,908,282

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
In thousands

	Fourth Quarter Ended		Year Ended
	October 31, 2021	October 25, 2020	October 31, 2021	October 25, 2020
Operating Activities
Net Earnings	$281,750	$234,526	$909,140	$908,354
Depreciation and Amortization	65,917	56,007	228,406	205,781
Decrease (Increase) in Working Capital	184,817	(74,876)	(165,786)	(29,013)
Other	31,664	34,282	30,173	42,902
Net Cash Provided by (Used in) Operating Activities	564,148	249,938	1,001,934	1,128,024

Investing Activities
Acquisitions of Businesses/Intangibles	—	—	(3,396,246)	(270,789)
Net Purchases of Property and Equipment	(92,749)	(140,221)	(230,200)	(365,585)
Other	(2,770)	(10,056)	608	(19,941)
Net Cash Provided by (Used in) Investing Activities	(95,519)	(150,276)	(3,625,839)	(656,316)

Financing Activities
Proceeds from Long-term Debt	—	—	2,276,292	992,381
Repayments of Long-term Debt and Finance Leases	(2,083)	(2,147)	(258,617)	(8,368)
Dividends Paid on Common Stock	(132,909)	(125,373)	(523,114)	(487,376)
Share Repurchase	(10,305)	—	(19,958)	(12,360)
Other	1,912	9,700	45,919	81,895
Net Cash Provided by (Used in) Financing Activities	(143,385)	(117,820)	1,520,520	566,172
Effect of Exchange Rate Changes on Cash	(3,078)	3,098	2,606	3,526
Increase (Decrease) in Cash and Cash Equivalents	322,167	(15,060)	(1,100,778)	1,041,407
Cash and Cash Equivalents at Beginning of Period	291,363	1,729,368	1,714,309	672,901
Cash and Cash Equivalents at End of Year	$613,530	$1,714,309	$613,530	$1,714,309